Exhibit 99.1

STAAR Surgical CEO to Retire in March 2015

Board of Directors Initiates Search for Replacement

Caldwell to Remain a Consultant to the Company in Post-Retirement Period

MONROVIA, CA, October 3, 2014 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses for the eye, today announced that Barry G. Caldwell, President & CEO (64), will retire on March 1, 2015. The Board of Directors has initiated a search to identify Mr. Caldwell’s replacement. Mr. Caldwell will continue to lead the Company, serve on the Board of Directors and assist in the leadership transition process. In addition, effective with this retirement, Mr. Caldwell will become a consultant to STAAR through March 1, 2016.

“Barry has done a terrific job of transforming STAAR into the strong, solidly based growth company it is today,” said Mark Logan, Chairman of the Board. “The entire Board is grateful for Barry’s tireless dedication during the past seven years and understands his desire to move to the next stage of his career. The Board of Directors has appointed a special committee to begin an extensive search process for Barry’s successor. We appreciate his willingness to actively participate in the transition to new leadership, as well as continue to be available to the company once he retires.”

“During the past seven years, our team has achieved many milestones, dramatically improved the financial performance of STAAR, and generated significant returns to our shareholders,” said Mr. Caldwell. “At the same time, I’ve reached a point in my life where I’d like to focus on some other activities and believe that now is an excellent time to begin to transition the leadership of the Company. I feel tremendously proud of the organization at STAAR and believe that the Company is in a great position to continue its financial growth and maximize shareholder value.”

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.” A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.” More than 450,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 335 full time employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, it manufactures in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of earnings, revenue, sales or any other financial items. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s Annual Report on Form 10-K for the year ended January 3, 2014, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.

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